ADVENTRX REVIEWS DATA SUPPORTING DEVELOPMENT OF ANX-188 IN NEW INDICATIONS

•	Platform includes over 100 pharmacology studies, 15 clinical studies and 2,500 patient exposures

•	ANX-188 phase 2-ready in multiple indications outside of sickle cell disease

SAN DIEGO – February 26, 2013 – ADVENTRX Pharmaceuticals, Inc. (NYSE MKT: ANX) today reviewed the platform of data and know-how that supports development of ANX-188 in multiple indications, including those outside of sickle cell disease. This platform has been derived from over 100 pharmacology studies, more than 15 clinical studies in multiple indications in which over 2,500 subjects have been exposed to both purified and non-purified poloxamer 188, and over two decades of experience manufacturing and purifying poloxamers.

Brian M. Culley, Chief Executive Officer, said: “Since acquiring SynthRx, we have come to appreciate the extent of the data supporting the development of ANX-188 not just in sickle cell disease, but in any indication where improving microcirculatory insufficiency is central to improving clinical outcomes. The breadth and depth of these data can be characterized as a ‘platform,’ which we refer to as the Molecular Adhesion and Sealant Technology, or MAST, platform. We plan to leverage the knowledge and know-how that is the MAST platform to advance ANX-188 in multiple indications, and will announce development plans outside of sickle cell disease later this quarter.”

R. Martin Emanuele, Ph.D, Senior Vice President, Development, said: “In addition to initiating EPIC, our pivotal phase 3 study in sickle cell disease, we have analyzed the impressive body of data that supports development of ANX-188 in a broader range of diseases and conditions. ANX-188 adheres specifically to hydrophobic surfaces characteristic of damaged cells in the circulation, effectively ‘sealing’ the damaged area and, as a result, minimizing or preventing other hydrophobic adhesive interactions and providing time for natural repair mechanisms to restore normal functioning. Meanwhile, because pathological hydrophobic domains are not characteristically present in a healthy circulation, ANX-188 has no clinically significant activity in healthy circulatory tissue. While this mechanism specifically targets hydrophobic domains, these domains can be widespread in sick or injured patients. This ‘broadly targeted’ activity gives ANX-188 potential to address multiple pathophysiological processes in complex indications relative to drugs based on specific receptor/ligand interactions.”

Santosh Vetticaden, Chief Medical Officer, said: “Proof-of-concept in experimental models has been demonstrated with the active ingredient in ANX-188 in a wide range of diseases, such as arterial disease, stroke, shock and heart failure. As we advance ANX-188 into new indications, we intend to leverage already completed IND-enabling toxicology studies, phase 1 safety studies and the other activities that consume so much time and money in drug development. With clinical trial material already in-hand, we expect to move ANX-188 directly into phase 2 studies and generate clinical proof-of-concept data in new indications in relatively short time frames with relatively modest investment.”

About the MAST (Molecular Adhesion and Sealant Technology) Platform
The MAST platform reflects the repository of both proprietary (to ADVENTRX) and non-proprietary poloxamer-related data, know-how and other information that has been developed over the course of several decades by numerous sponsors, most recently by ADVENTRX. It reflects the accumulated knowledge of over 100 pharmacology studies, more than 15 clinical studies in multiple indications in which over 2,500 subjects have been exposed to both purified and non-purified poloxamer 188, and over two decades of experience manufacturing and purifying poloxamers.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical company developing novel therapies for serious or life-threatening diseases with significant unmet needs. ADVENTRX is leveraging the MAST platform to develop ANX-188, its lead product candidate, for conditions characterized by microcirculatory insufficiency (endothelial dysfunction and/or impaired blood flow). The Company initially is developing ANX-188 in sickle cell disease and is recruiting subjects in EPIC, a randomized, double-blind, placebo-controlled phase 3 study in patients with sickle cell disease. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding the potential for the MAST platform to facilitate development of ANX-188 in one or more indications, including by reducing time and expense of its development in any particular indication, the potential for the pharmacodynamics properties of ANX-188 to translate into clinical benefit in one or more indications, and the timing of development in ANX-188 in indications outside of sickle cell disease. Among the factors that could cause or contribute to material differences between ADVENTRX’s actual results and expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the potential for delays in the commencement or completion of clinical studies, including as a result of difficulties in obtaining regulatory agency agreement on clinical development plans or clinical study design, opening trial sites, enrolling study subjects, manufacturing clinical trial material, completing manufacturing process development activities, and being subject to a “clinical hold”; the risk of suspension or termination of a clinical study, including due to lack of adequate funding or patient safety concerns; the potential for institutional review boards or the FDA or other regulatory agencies to require additional nonclinical and clinical studies prior to initiation of planned phase 2 clinical studies in any particular indication in which ADVENTRX determines to develop ANX-188, which likely would increase the total time and cost of development in the indication; the risk that clinical studies of ANX-188 are not successfully executed and/or do not successfully demonstrate its safety or efficacy; the risk that, even if clinical studies are successful, the FDA determines they are not sufficient to support a new drug application; the risk that even if clinical studies of ANX-188 in one indication are successful, clinical studies in another indication may not be successful; ADVENTRX’s reliance on contract research organizations (CROs), contract manufacturing organizations (CMOs), and other third parties to assist in the conduct of important aspects of development of ANX-188, including clinical studies, and regulatory activities for ANX-188 and that such third parties may fail to perform as expected; ADVENTRX’s ability to obtain additional funding on a timely basis or on acceptable terms, or at all; the potential for ADVENTRX to delay, reduce or discontinue current and/or planned development activities, including clinical studies, partner ANX-188 at inopportune times or pursue less expensive but higher-risk development paths if it is unable to raise sufficient additional capital as needed; the risk that the FDA does not grant marketing approval of ANX-188, on a timely basis, or at all; the risk that ADVENTRX is not able to adequately protect its intellectual property rights relating to the MAST platform and ANX-188 and prevent competitors from duplicating or developing equivalent versions of its product candidates, including ANX-188; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com)

858-552-0866 Ext. 303

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